FOR FURTHER INFORMATION CONTACT:
  STEVEN L. OPSAL, PRESIDENT              FOR IMMEDIATE RELEASE
  GFS BANCORP, INC.                          JANUARY 8, 1997
  P.O. BOX 30  GRINNELL, IOWA  50112
  PHONE:  (515) 236-3121


                           GFS Bancorp, Inc.
              ANNOUNCES COMPLETION OF STOCK REPURCHASE
                                AND
           ANNOUNCES ADDITIONAL STOCK REPURCHASE PROGRAM

GRINNELL, IOWA (NASDAQ: "GFSB") --- GFS Bancorp, Inc., the parent company for Grinnell Federal Savings Bank, is pleased to announce that the Corporation has successfully repurchased 5 percent or 26,264 shares of its outstanding stock. The corporation now has 497,348 shares outstanding.

GFS Bancorp, Inc. also announced its intention today to repurchase an additional 5 percent of its outstanding shares through open market and privately negotiated transactions over the next twelve months. The shares will be purchased at prevailing market prices from time to time depending upon market conditions.

Steven L. Opsal, President and Chief Executive Officer of the Corporation, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Corporation's common stock and the strong capital position of the Corporation's subsidiary, Grinnell Federal Savings Bank. Mr. Opsal stated that "With our just completed repurchase of 5 percent of the Corporation's outstanding stock over the past 12 months, we continue to believe that the repurchase of our shares represents an investment opportunity which will benefit the Corporation and its stockholders. The repurchased shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options."

As of September 30, 1996, the Company had total assets of $85.2 million and stockholders' equity of $9.9 million. The Company's stock is traded on the Nasdaq SmallCap Market under the symbol
"GFSB".